Exhibit 99.1

Company Contact:

Investor Contact:

Agency Contact:

David Snyder

Stephen Bassett

Heather Smith

Axcelis Technologies, Inc.

Axcelis Technologies, Inc.

Loomis Group

Tel:+1 (978) 787 4273

Tel:+1 (978) 787 4000

Tel:+1 (617) 309 8005

Fax:+1 (978) 787 4275

Fax:+1 (978) 787 9133

Fax:+1 (617) 638 0033

david.snyder@axcelis.com

investor.relations@axcelis.com

smithh@loomisgroup.com

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2008

BEVERLY, Mass.—(Prime Newswire)—May 7, 2008—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the first quarter ended March 31, 2008. The Company reported first quarter revenues of $84.9 million, compared to $89.6 million for the fourth quarter of 2007. Net loss for the first quarter was $11.1 million, or $0.11 per share. This compares to a net loss for the fourth quarter of 2007 of $10.6 million, or $0.10 per share. In the corresponding quarter for the previous year, the Company reported revenues of $97.5 million, and net income of $2.7 million, or $0.03 per share.

Commenting on the Company’s performance, Chairman and CEO Mary Puma said, “Deterioration in the semiconductor industry continues to adversely affect our financial performance.  Even so, we are making significant progress in positioning our product portfolio for a market recovery.  As evidence of the acceptance of our technology, we’ve secured one new Optima HD design win and shipped two Optima HDs.  We have also shipped our first Optima XE single wafer high energy tool.  We believe that the proven performance advantages and superior productivity of our tools will lead to capacity orders and recovery of our market share as industry conditions improve.”

First Quarter Detail

Shipments and Margins

Shipments, including aftermarket business, before provision for deferred revenue for the first quarter totaled $68.8 million. Geographically, Axcelis’ systems shipments were to: Asia, 72%; North America, 23%; and Europe, 5%.  The ion implantation business accounted for 83% of total systems shipments in the first quarter. Gross margin for the first quarter was 34.4%.

Orders and Backlog

Orders (new systems bookings and aftermarket) received for the first quarter totaled $69.2 million.  New systems bookings, excluding aftermarket, amounted to $28.6 million.  Backlog plus deferred systems revenue at quarter end was $46.5 million. Backlog consists of systems orders (aftermarket orders are excluded) that are generally scheduled to ship within six months.

SEN Corporation, an SHI and Axcelis Company (“SEN”)

Axcelis owns 50% of SEN, a Japanese company that is licensed by Axcelis to manufacture and sell certain implant products in Japan. SEN’s revenue for the first quarter totaled $42.8 million.

Business Outlook

Axcelis’ financial outlook for the second quarter of 2008 includes revenues in the range of $75 million to $90 million. The Company also forecasts a second quarter loss per share in the range of $0.11 to $0.15 per share.  Axcelis assumes no responsibility to update guidance. Axcelis will only confirm or update guidance via a press release.

First Quarter 2008 Conference Call

The Company will be hosting a conference call today, Wednesday, May 7, 2008, beginning at 5:00 pm ET. The purpose of the call is to discuss first quarter results and to provide guidance for the second quarter of 2008.

The call will be available to interested listeners via an audio webcast that can be accessed through Axcelis’ home page at www.axcelis.com, or by dialing 1-800-479-1628 (1-719-457-2729 outside North America). Participants calling into the conference call will be requested to provide the company name: Axcelis Technologies, the conference leader: David Snyder, and pass code: # 7110454. A webcast replay will be available from 8:00 pm ET on May 7, 2008 until 5:00 pm ET, June 7, 2008.

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions. These statements, which include our guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, our ability to implement successfully our profit plans, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis Technologies, Inc.

Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation and cleaning systems. Axcelis also licenses its 50% owned joint venture, SEN Corporation, an SHI and Axcelis Company, to manufacture and sell certain implant products in Japan. The company’s Internet address is: www.axcelis.com.

Axcelis Technologies, Inc.

Consolidated Balance Sheets

In thousands

(Unaudited)

	March 31,	December 31,
	2008	2007

Assets

Current assets
Cash and cash equivalents	$68,192	$83,877
Restricted cash	18,300	17,018
Accounts receivable, net	55,093	76,067
Inventories, net	186,003	169,278
Prepaid expenses and other current assets	23,492	32,442
Total current assets	351,080	378,682

Property, plant and equipment, net	67,309	68,101
Investment in SEN	148,481	132,911
Goodwill	42,115	42,115
Intangible assets	10,269	10,925
Other assets	35,859	37,195
	$655,113	$669,929

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$23,521	$27,054
Accrued compensation	12,457	17,003
Warranty	4,513	5,011
Income taxes	763	531
Deferred revenue	21,389	35,827
Other current liabilities	7,907	8,577
Current portion of convertible subordinated debt	80,721	—
Total current liabilities	151,271	94,003

Convertible subordinated debt	—	79,923
Long-term deferred revenue	4,383	4,704
Other long-term liabilities	5,340	5,293

Stockholders’ equity
Preferred Stock	—	—
Common stock	103	103
Additional paid-in capital	479,604	478,726
Treasury stock	(1,218)	(1,218)
Accumulated deficit	(12,896)	(1,815)
Accumulated other comprehensive income	28,526	10,210
	494,119	486,006
	$655,113	$669,929

Axcelis Technologies, Inc.

Consolidated Statements of Operations

In thousands, except per share amounts

(Unaudited)

	Three months ended
	March 31,
	2008	2007

Revenue	84,894	97,526

Cost of revenue	55,678	56,276

Gross profit	29,216	41,250

Operating expenses
Research and development	16,853	18,228
Sales and marketing	11,905	12,938
General and administrative	9,814	10,476
Amortization of intangible assets	656	656
Restructuring charges	51	—
	39,279	42,298

Loss from operations	(10,063)	(1,048)

Other income (expense)
Equity income of SEN	1	4,667
Interest income	690	1,454
Interest expense	(1,601)	(1,668)
Other-net	318	(24)
	(592)	4,429

Income (loss) before income taxes	(10,655)	3,381

Income taxes	426	709

Net income (loss)	$(11,081)	$2,672

Net income (loss) per share
Basic	$(0.11)	$0.03
Diluted	$(0.11)	$0.03

Shares used in computing net income (loss) per share
Basic	102,447	101,492
Diluted	102,447	102,421